Exhibit 5.1

Campbells Registered Foreign Law Firm 3002-04, 30/F Gloucester Tower
By Email	The Landmark
15 Queen’s Road Central
Hong Kong
H.C. Wainwright & Co., LLC

430 Park Avenue	D +852 3708 3020
New York, New York 10022	T +852 3708 3000
F +852 3706 5408
The Purchasers (as defined in Securities Purchase Agreement)	E jnip@campbellslegal.com

campbellslegal.com

Our Ref: 12574 - 17506 Your Ref: CAYMAN | BVI | HONG KONG

Continental Stock Transfer & Trust Company

1 State Street 30th Floor New York, NY 10004-1561 14 October 2025

Dear Sirs

Aptorum Group Limited

We have acted as the Cayman Islands counsel for Aptorum Group Limited (the “Company”), in connection with the issue and offering by the Company of (i) an aggregate of 1,000,000 Class A ordinary shares of the Company, par value US$0.00001 each (the “Ordinary Shares”), issuable in accordance with a Securities Purchase Agreement and (ii) Warrants (as defined below) to purchase up to an aggregate of 2,000,000 Class A Ordinary Shares (the “Warrant Shares”) pursuant to the Securities Purchase Agreement (as defined below) and the Company’s Registration Statement on Form F-3 (File No. 333-268873) originally filed with the U.S. Securities and Exchange Commission in the United States (the “Commission”) and declared effective on 19 January 2023 (the “Registration Statement”) and the accompanying prospectus supplement (the “Prospectus Supplement”) relating to the Ordinary Shares and Warrants (as defined below) and the Warrant Shares issuable upon exercise thereof filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

1.1	A copy of the certificate of incorporation issued by the Registrar of Companies in the Cayman Islands on 13 September 2010;

1.2	A copy of the Company’s certificate of incorporation on change of name issued by the Registrar of Companies in the Cayman Islands on 3 March 2017;

Managing Partner: Shaun Folpp (British Virgin Islands)

Resident Hong Kong Partners: Jenny Nip (England and Wales), Stuart D’Addona (New South Wales (Australia)), Paul Trewartha (Victoria (Australia)),

Jane Hale (Queensland (Australia)) and James McKeon (Queensland (Australia))

Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands

1.3	A copy of the certificate of incorporation of change of name issued by the Registrar of Companies in the Cayman Islands dated 19 October 2017;

1.4	A copy of the statutory registers of directors and officers, members, mortgages and charges of the Company as maintained at its registered office in the Cayman Islands, Campbells Corporate Services Limited on 13 October 2025;

1.5	A copy of the third amended and restated Memorandum and Articles of Association of the Company adopted by special resolutions on 21 February 2023 and filed with the Registrar of Companies (the “M&A”);

1.6	A copy of the Certificate of Good Standing dated 3 October 2025, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.7	A copy of the Certificate of Incumbency in respect of the Company issued by the registered office provider of the Company dated 6 October 2025.

1.8	A copy of written resolutions of the Directors of the Company dated 14 October 2025 (the “Resolutions”);

1.9	A copy of the lock-up agreement dated 10 October 2025 entered into by the Company and the parties set out therein (the “Lock-Up Agreement”);

1.10	A copy of the Warrants dated 14 October 2025 issued by the Company (“Warrants”);

1.11	A copy of the securities purchase agreement dated 10 October 2025 entered into by the Company and the parties set out therein (the “Securities Purchase Agreement”, together with the Lock-up Agreement and Warrants, the “Documents”);

1.12	A copy of the Registration Statement and of the Prospectus Supplement as provided and to be filed with the Commission on or about the date of this opinion;

1.13	The records of proceedings of the Company on file with, and available for inspection on 13 October 2025, at the Grand Court of the Cayman Islands.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Certificate of Good Standing. We have also relied upon the following assumptions, and the assumptions set out in Schedule 1 hereto, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Documents.

3	Opinions

Based only on the foregoing and relying upon the Assumptions (as defined in Schedule 1) and subject to the reservations and Qualifications (as defined in Schedule 2), we are of the opinion that:

1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands. The Company has the capacity to sue and be sued in its own name under the laws of the Cayman Islands.

2	The Company has the corporate power and authority under the laws of the Cayman Islands, to own, lease and operate its properties and assets and carry on its business in accordance with its M&A and, to execute and deliver the Documents and to perform its obligations under each Document.

3	The Company has the full power and authority under the M&A and the laws of the Cayman Islands to enter into and perform its obligations under the Documents in accordance with their terms, including the issue and offer of the Ordinary Shares, Warrants and Warrant Shares.

4	The execution, delivery and performance of the Documents have been authorised by and on behalf of the Company and, assuming the Documents have been unconditionally delivered in accordance with the terms of the Resolutions the Documents have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

5	The execution and delivery and of the Documents and the performance by the Company of its obligations thereunder, will not violate in any respect any provision of (i) any law or regulation or any order of any governmental or public body or authority of the Cayman Islands, or (ii) the M&A.

6	The execution or delivery of the Documents by the Company and the performance by the Company of its obligations thereunder as contemplated under the Documents will not require the licensing, grant of order, consent or approval of any Cayman Islands governmental or judicial authority.

7	It is not necessary to ensure the legality, effectiveness or enforceability of the Documents that any document be filed or registered with any governmental authority or any official body in the Cayman Islands (other than court filings in the normal course of proceedings).

8	The Ordinary Shares have been duly and validly authorized for issuance pursuant to the Resolutions. The Warrants and the Warrant Shares issuable upon the exercise of the Warrants have been duly and validly authorized for issuance pursuant to the Resolutions. The Ordinary Shares and Warrant Shares as described in the Prospectus Supplement and the Documents, when issued and paid for an amount not less than the par value of the relevant shares in accordance with the then memorandum and articles of association of the Company and the terms of the Documents for the consideration expressed therein, and the name of the holders being entered, in respect of such shares, into the register of members of the Company, will be validly issued, fully paid and non- assessable and not subject to any pre-emptive rights under the Companies Act of the Cayman Islands currently in effect. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

9	The choice of New York laws made under each of the Documents as the law by which each Document shall be governed and construed is legal, valid and binding under the laws of the Cayman Islands. In any proceedings taken in the Cayman Islands for the enforcement of the Documents, the choice of the laws made therein as the governing law of the Document will be recognised and applied.

10	The courts in the Cayman Islands will recognise and enforce a foreign judgment of a court of competent jurisdiction, based upon the principle that a judgment of a competent court imposes upon the judgment debtor an obligation to pay the sum for which the judgment has been given, provided that such judgment is final, for a liquidated sum not in respect of taxes or other charges of a like nature or in respect of a fine or other penalty, and was not obtained in a manner, and is not of a kind, the enforcement of which is contrary to the public policy of the Cayman Islands.

Yours faithfully

/s/ Campbells

Campbells

Schedule 2

Assumptions

The opinions hereinbefore given are based upon the following assumptions:

1	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and that, in so far as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2	The Documents are within the capacity and powers of and have been or will be duly authorised, executed and delivered by each of the parties thereto (other than the Company) and constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

3	The choice of the laws of the jurisdiction selected to govern the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands).

4	All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

5	All conditions precedent contained in the Documents have been or will be satisfied or waived.

6	No disposition of property effected by the Documents is made wilfully to defeat an obligation owed to a creditor and at an undervalue.

7	The Company was on the date of execution of the Documents able to pay its debts as they became due from its own moneys and that any disposition or settlement of property effected by the Documents is made in good faith and for valuable consideration and at the time of each such disposition of property by the Company pursuant to the Documents the Company will be able to pay its debts as they become due.

8	None of the Documents has been or will be executed or delivered in the Cayman Islands.

9	There are no other records of the Company, agreements, documents or arrangements which restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein.

10	All original documents are authentic, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed, that all copies are complete and conform to their original, that the Documents conform in every material respect to the latest drafts of the same produced to us (and that where documents have been provided to us in successive drafts marked- up to indicate changes to such documents all such changes have been so indicated) and, with respect to electronic signatures, that (i) the means of creating the electronic signature is linked to the signatory and to no other person, (ii) the means of creating the electronic signature was, at the time of signing under the control of the signatory, (iii) no alteration to the electronic signature has been made after the time of signing and (iv) any alteration made to the documents executed by way of an electronic signature after the time of signing is detectable.

11	The copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect.

12	The statutory registers of directors and officers, members, mortgages and charges and the minute book of the Company are true, complete, accurate and up to date.

13	The minutes of meetings and/or resolutions of the shareholder(s) and/or director(s) of the Company (including but not limited to those set out in Schedule 1 above) remain in full force and effect and have not been revoked or rescinded.

14	The M&A reviewed by us are the memorandum and articles of association of the Company in force at the date hereof. That the Company has not passed any resolutions purporting to alter the M&A and that there has been no event, occurrence or other circumstance that would cause the commencement of the winding up and dissolution of the Company in accordance with the M&A and/or the Companies Act (as revised) of the Cayman Islands.

15	That the searches and enquiries referred to the foregoing opinion were accurate and complete and disclosed all information which is material for the purposes of this opinion. It should be noted, however, that (1) searches of the Cayman Islands Grand Court Register of Writs and other originating process may be out of date as entries may not be posted therein immediately (2) the Grand Court Cause Book (effective up until 31 May 1995) and the Cayman Islands Grand Court Register of Writs and other originating process do not list any interlocutory process (and the joinder of a third party to existing proceedings would be an interlocutory process) (3) there is no register we can search to identify any action or proceedings before any governmental agency or arbitrator in the Cayman Islands and there is no requirement that such actions or proceedings be recorded in the Grand Court Register of Writs and other originating process, the Grand Court Cause Book or in the minute books of any company (4) we have not searched the Cayman Islands Summary Court Register of Plaints and Summons as the maximum monetary limit for civil matters therein is CI$ 20,000.00.

16	None of the parties to the Documents (other than the Company) are a person, political faction or body resident in or constituted under the laws of any country currently the subject of United Nations Sanctions extended to the Cayman Islands by the Order of Her Majesty in Council.

17	The Company is not a relevant entity carrying out a relevant activity under the International Tax Co- operation (Economic Substance) Act, 2018 and accordingly is not required to satisfy the economic substance test in relation to that relevant activity and comply with annual notification and reporting requirements.

18	The Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction (other than the Cayman Islands). Nor have the directors or shareholders of the Company taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

19	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

Schedule 3

Qualifications

The opinions hereinbefore given are subject to the following qualifications:

1	The term “enforceable” as used above means that the obligations assumed by the Company under the Documents are of a type which the courts of the Cayman Islands enforce: it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

1.1	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization and other laws of general application relating to or affecting the rights of creditors;

1.2	enforcement may be limited by general principles of equity, for example, equitable remedies may not be available where damages are considered to be an adequate remedy;

1.3	claims may become barred under statutes of limitation or may be or become subject to defences of set-off or counterclaim;

1.4	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable inside Cayman Islands to the extent that performance would be illegal under the laws that jurisdiction;

1.5	an award of a court of the Cayman Islands may be required to be made in Cayman Islands dollars although it is possible that the Courts of the Cayman Islands may make an award in the designated currency of the obligation in question on the basis of common law authority which, technically speaking, is persuasive but not binding authority in the Cayman Islands. With respect to winding up proceedings, Cayman Islands’ law may require that all claims or debts are converted either into Cayman Islands dollars or the Company’s functional currency of account at the exchange rate ruling at the date of commencement of the winding up; currency indemnity provisions have not, so far as we are aware, been tested in the Courts of the Cayman Islands;

1.6	to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the Documents which imposes additional obligations in the event of any breach or default, or of payment or repayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

1.7	to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands; and

1.8	a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard;

1.9	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

1.10	a person who is not a party to the Documents that is governed by Cayman law will not have the benefit of and will not be able to enforce its term;

1.11	we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that it purports to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

1.12	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (as revised) including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

2	In the event that any document is executed in or brought within the jurisdiction of the Cayman Islands, (e.g., for the purposes of enforcement or obtaining payment) stamp duty of not more than CI$500.00 will be payable on each of the originals thereof and any counterparts. Subject thereto, stamp duty in respect of any document will be payable within forty five (45) days of execution or receipt in the Cayman Islands. Failure to comply with the provisions of the Stamp Duty Act 1973 (as revised) of the Cayman Islands may result in the Documents being rejected as evidence in a Court of the Cayman Islands, a penalty being imposed for late, non or insufficient stamping and could also, although it is unlikely to, result in fines and/or criminal proceedings.

3	A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to the effect therein contained, if, for example, it could be shown to have resulted from an unreasonable, arbitrary or improper exercise of discretion or in the event of manifest error.

4	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands and/or restrictive measures adopted by the United Kingdom extended to the Cayman Islands by the Order of Her Majesty in Council.

5	The Courts of the Cayman Islands will use their discretion in determining whether or not to exercise jurisdiction over any particular matter brought before them having regard to all the circumstances prevailing at the time and, may, whenever it is necessary to prevent injustice, stay or strike out an action or other proceedings or restrain the institution or continuance of proceedings in foreign courts or the enforcement of foreign judgments.

6	The Court Register may not reveal whether any out of court appointment of a liquidator or a receiver has occurred. The Court Register may not constitute a complete record of the proceedings before the Grand Court as at the Search date including for the following reasons:

6.1	it may not reveal any documents filed subsequently to an originating process by which new causes of action and/or new parties are or may be added (including amended pleadings, counterclaims and third party notices) have been filed with the Grand Court;

6.2	it may not reveal any originating process (including a winding up petition) in respect of the Company in circumstances where the Court has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise);

6.3	it may not be updated every day;

6.4	documents may have been removed from it, or may not have been placed on it, where an order has been made to that effect in a particular cause or matter; and

6.5	it may not reveal any orders made ex parte on an urgent basis where the originating process is issued subsequently pursuant to an undertaking given to the Court at the time the order is made.

7	If any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts.

8	Our Opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Corporate Affairs. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as revised) on the date of issue of the certificate if all fees and penalties under the Companies Act (as revised) have been paid and the Registrar of Corporate Affairs has no knowledge that the company is in default under the Companies Act. We express no opinion upon any clause in the Documents providing that the terms thereof may only be amended in writing.

9	Notwithstanding any purported date of execution of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.

10	The effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law to the extent such terms are illegal.

11	Any provision in any of the Documents purporting to grant rights to a person who is not a party to such document (a “third party”) is unenforceable by or against that third party unless the third party is expressly identified in the document by name, as a member of a class or as answering a particular description, including persons nominated or otherwise identified in the terms of the document, and the document expressly provides that the third party may enforce such term.

12	Where a third party has been granted the right to enforce a term of a contract, the ability of the parties to the contract to rescind the contract, or vary it so as to extinguish or alter the entitlement of the third party under that right, without the consent of such third party is limited.

13	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to the Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the legal position. If such an applications were made in respect of the shares of the Company, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

14	The Courts of the Cayman Islands may refuse to enforce a Convention Award if the person against whom it is invoked proves:

14.1	that a party to the arbitration agreement was (under the law applicable to him) under some incapacity;

14.2	that the arbitration agreement was not valid under the law to which the parties subjected it or, failing any indication thereon, under the law of the country where the award was made;

14.3	that he was not given proper notice of the appointment of the arbitrator or of the arbitration proceedings or was otherwise unable to present his case;

14.4	the Convention award deals with a difference not contemplated by or not falling within the terms of the submission to arbitration or contains decisions on matters beyond the scope of the submission to arbitration, except to the extent that it contains decisions on matters not submitted to arbitration which can be separated from those on matters not so submitted;

14.5	that the composition of the arbitral authority or the arbitral procedure was not in accordance with the agreement of the parties, or failing such agreement, with the law of the country where the arbitration took place; or

14.6	that the award has not yet become binding on the parties, or has been set aside or suspended by a competent authority of the country in which, or under the law of which, it was made.

15	A Convention Award may also be refused if the award is in respect of a matter which is not capable of settlement by arbitration, or if it would be contrary to public policy to enforce the award.

16	Under the International Tax Co-operation (Economic Substance) Act, 2018, a Cayman Islands relevant entity carrying on a relevant activity is required to satisfy the economic substance test in relation to that relevant activity and comply with annual notification and reporting requirements.